December 28, 2021
[Address Intentionally Omitted]
Re: Offer of Employment by Unity Technologies SF
Dear Carol:
I am very pleased to confirm our offer to you of employment with Unity Technologies SF (the "Company"). You will report to John Riccitiello, Chief Executive Officer in the position of Chief Marketing Officer. The terms of our offer and the benefits currently provided by the Company are as follows:
1. Starting Salary. This is an exempt position. Your starting base salary will be USD $29,166.67 per month (USD $350,000.00 on an annualized basis). Any salary will be paid out on a semi-monthly basis less all applicable taxes, withholdings, and deductions required by law.
2. Corporate Bonus. You are eligible to receive a discretionary corporate bonus targeted at 75% (USD $262,500.00) of your earned annual salary during the previous fiscal year pursuant to the terms of the discretionary bonus letter that will be provided to you outside of this agreement and only to the extent determined appropriate by the Company in its sole discretion. In order to be eligible to receive a discretionary corporate bonus, you must be employed by the Company on the date that corporate bonuses are paid. Any bonus amount will be paid out less all applicable taxes, withholdings, and deductions required by law.
3. Start Date. Your start date will be February 22, 2022 (“Start Date”).
4. Location and Travel. You will work from the Company’s office in San Francisco, CA and be expected to travel as appropriate.
5. Benefits. Beginning on the Start Date, you will be eligible to participate in any benefits plans offered to the employees of the Company. A presentation of our benefits program will be given to you during your first month of employment. The Company may modify benefits policies from time-to-time, as it deems necessary.
6. Confidentiality; Company Rules and Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Nondisclosure, Assignment and Non-Solicitation Agreement," attached as Attachment 1, as a condition of your employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in so the company may assess whether a conflict exists. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You will also be required to abide by all Company rules and policies. Therefore you will be asked to acknowledge that you have read the employee handbook, Global Code of Conduct, and supplemental policies, which will be provided to you during your onboarding. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.

7. Global Privacy Notice to the Workforce. You confirm that you have read and understood Unity’s Data Privacy Policy attached as Attachment 2.
8. No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning restricted stock units or stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Nondisclosure, Assignment and Non-Solicitation Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
9. Restricted Stock Units. You will be granted restricted stock units (“RSUs”) with a value of $18,750,000.00 USD based on the average value of the stock price for the thirty (30) days preceding and including the date of the Board approval of the grant (“Initial Grant”). The number of RSUs will ultimately be determined and approved at the discretion of the Board and the Board may exercise its discretion to alter the number of shares that are granted by either increasing or decreasing the number of RSUs. Settlement of the RSUs will be conditioned on the satisfaction of a single vesting requirement known as a “Time-Based Requirement.” For the Initial Grant, the Time-Based Requirement will be satisfied at the rate of 25% of the RSUs on the next quarterly installment date following the first anniversary of your Start Date and an additional 6.25% on a quarterly basis thereafter, so long as you remain employed by the Company. The Initial Grant of such RSUs by the Parent Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Parent Company.
Additionally, you will be granted RSUs with a value of USD $5,000,000.00 based on the average value of the stock price for the thirty (30) days preceding and including the date of the Board approval of the grant (the “Additional Grant”). The number of RSUs will ultimately be determined and approved at the discretion of the Board and the Board may exercise its discretion to alter the number of shares that are granted by either increasing or decreasing the number of RSUs. Settlement of the RSUs will be conditioned on the satisfaction of a single vesting requirement known as a “Time-Based Requirement.” For the Additional Award, the Time-Based Requirement will be satisfied at the rate of 50% of the RSUs on the first quarterly installment date following your Start Date, and 50% of the RSUs on the first quarterly installment date following the first anniversary of your Start Date, so long as you remain employed by the Company on each such date. The Additional Grant of such RSUs by the Parent Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Parent Company.
10. Stock Options. In addition, you will be granted an option to purchase $6,250,000.00 USD worth of shares of the Company’s Common Stock (“Options”). The number of Options will ultimately be determined and approved at the discretion of the Board and the Board may exercise its discretion to alter the number of Options. The Awards will be granted under, and subject to the terms and conditions of, the Company’s 2020 Equity Incentive Plan (the “Plan”), as well as the terms and conditions to be set forth in any subplan to the Plan, equity award agreement (including any country appendix thereto) and notice of grant, which grant documents will be provided to you as soon as practicable after the date of grant. You will be required to sign or otherwise accept the grant documents in accordance with the Company’s acceptance procedures, if your Awards are approved.
If the Options are approved, you will be given the opportunity to purchase shares of Company Common Stock at an exercise price set at the fair market value of the Company common stock, which will be the closing sales price on the date of the grant for a share of Common Stock as quoted on the New York Stock Exchange. The Options will vest at the rate of 25% on the first anniversary of your start date, and an additional 1/48 per month thereafter, so long as you remain employed by the Company group.
In the spirit of making sure there is no miscommunication, we’re adding an extra sentence here to remind you that we make no promises with respect to the potential value or liquidity of our stock. Further details on the Plan and the terms and conditions of any specific grant to you will be provided upon approval of such grant by the Parent Company's Board of Directors.

11. Vesting Acceleration. Under the Executive Severance Plan. You are eligible to participate in the Senior Executive Severance Plan (“Severance Plan”), which will be provided to you separately after your Start Date. If you accept the terms of the Severance Plan, notwithstanding the foregoing vesting schedules listed in the Stock Options, and Restricted Stock Units section above, you will be eligible for accelerated equity vesting under certain circumstances as set out in the Severance Plan.
12. At Will Employment. While we look forward to a long relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock plan or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief People Officer of the Company.
13. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.
14. Arbitration. You and the Company agree to submit to mandatory binding arbitration of any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, or other forms of compensation, and/or discrimination (including harassment) based upon any federal, state or other ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in San Francisco, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. The parties further agree that any arbitrable claims shall be resolved on an individual basis, and you agree to waive your right, to the extent allowed by applicable law, to consolidate any arbitrable claims with the claims of any other person in a class or collective action. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, Equal Employment Opportunity Commission, disputes solely before government agencies, claims under applicable workers’ compensation law, and unemployment claims). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be final and binding on the parties and shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The Company agrees to pay the fees and costs of the arbitrator. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, inform the Company’s Human Resources Department and a hardcopy will be provided to you. As in any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees of the arbitrator) as provided by law for the particular claims asserted. This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act and the California Arbitration Act, including Cal. Civ. Proc. Code § 1283.05.

15. Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.
16. Severability. If any term of this letter is held to be invalid, void, or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.
17. Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described in Section 10, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).
18. Background Check. This offer is contingent upon the successful completion of background and reference checks.
19. Acceptance. This offer will remain open until December 29, 2021. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
We look forward to the opportunity to welcome you to the Company.

Very truly yours,
By:
Scott Pitasky, Chief People Officer
I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

December 29, 2021
Carol Carpenter	Date

Attachment 1
EMPLOYEE NONDISCLOSURE, ASSIGNMENT AND NON-SOLICITATION AGREEMENT
This Agreement sets forth in writing certain understandings and procedures in effect as of the date of my initial employment with Unity Technologies SF (“Company”).
1. Duties. In return for the compensation now and hereafter paid to me, I will perform such duties for Company as the Company may designate from time to time. During my employment with Company, I will devote my best efforts to the interests of Company, will not engage in other employment or in any conduct in direct conflict with Company’s interests that would cause a material and substantial disruption to Company and will otherwise abide by all of Company’s policies and procedures. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that the Company issues to me, and I will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to me.
2. “Proprietary Information” Definition. “Proprietary Information” includes (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information related to Company Innovations (as defined in Section 4 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other nonpublic information that has commercial value or (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.
3. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information and all worldwide: patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company. If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company
4. “Innovations” Definition. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.
5. Disclosure and License of Prior Innovations. I have listed on Exhibit A (“Prior Innovations”) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”). I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A (“Prior Innovations”). If nothing is listed on Exhibit A (“Prior Innovations”), I represent that there are no Prior Innovations at the time of signing this Agreement. I hereby grant to Company and Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice within the scope of my employment with Company (the “Company Innovations”). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.
6. Disclosure and Assignment of Company Innovations. I will promptly disclose and describe to Company all Company Innovations. I hereby do and will assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royaltyfree, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, such Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and nonlicensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers. This Section 6 shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company’s business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on my own time; and (c) were developed without use of any of Company’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work I performed for Company.
7. Future Innovations. I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me within the scope of my employment with the Company and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations. Company will receive any such information in confidence.
8. Notice of Nonassignable Innovations to Employees in California. This Agreement does not apply to an Innovation that qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Innovation to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification.
9. Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.
10. Return of Materials. At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents,

drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants or similar items or devices that the Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.
11. No Violation of Rights of Third Parties. During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.
12. Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.
13. No Solicitation. During my employment with Company and for one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.
14. Injunctive Relief. I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate), to the extent permitted by law.
15. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.
16. Governing Law; Forum. This Agreement shall be governed by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.
17. Severability. If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.
18. Waiver; Modification. If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing.
19. Entire Agreement. This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”	EMPLOYEE:
UNITY TECHNOLOGIES SF

By: Scott Pitasky, Chief People Officer	Carol Carpenter

December 28, 2021	December 29, 2021

Exhibit A
(Prior Innovations)
If you have no such Prior Innovations:
•Please write “None” in the Box Below
OR
If you do have such Prior Innovations:
•Provide in the box below at a minimum a basic description of each of your claimed Prior Innovations sufficient to identify it, excluding those described in any issued patent as of the date of signing.

None

Exhibit B
LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA AND WASHINGTON
THIS IS TO NOTIFY you in accordance with California Labor Code Section 2872 and the Revised Code of Washington Section 49.44.140 that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:
(1)Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or
(2)Result from any work performed by you for Company.
To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding Section, the provision is against the public policy of California or Washington, as applicable and is unenforceable.
This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
I ACKNOWLEDGE RECEIPT of a copy of this notification.

“COMPANY”	EMPLOYEE:
UNITY TECHNOLOGIES SF

By: Scott Pitasky, Chief People Officer	Carol Carpenter

December 28, 2021	December 29, 2021

Exhibit 10.17

Contract Addendum - Sign-On Bonus agreement
Between:
Unity Technologies SF
30 3rd Street
San Francisco, CA 94103
And:
Carol Carpenter
[Intentionally Omitted]
December 28, 2021
Dear Carol,
On behalf of Unity Technologies SF (“Unity”), I am delighted to confirm that we will be providing you with a one-time discretionary sign-on bonus equivalent to $100,000.00. This payment will be made to you in the first payroll following your Start Date (as defined in your employment agreement) with Unity, less all applicable taxes, withholdings, and deductions as required by local law.
Your sign-on bonus is conditioned upon your continued employment with Unity through the one-year anniversary of your Start Date (as defined in your employment agreement), and is not earned until that anniversary date. If you leave Unity for any reason (by resignation or Unity-initiated) prior to the one (1) year anniversary of your Start Date, you agree to reimburse Unity for the sign-on bonus amount on a prorated basis within thirty (30) days of your termination date.
To the extent allowable by local law, Unity may, at its discretion, deduct such reimbursement from any monies it owes you, including salary, wages, bonuses or severance pay; after such amounts are deducted, you shall promptly pay to Unity any remaining amount owed. The full reimbursement must be made within thirty (30) calendar days of your last day of employment with Unity.
Any bonus provided by Unity shall be discretionary and shall not give rise to any future entitlements for bonus payments.
Please sign below to acknowledge and accept the terms of this agreement.

Kind regards,
__________________
Scott Pitasky
Chief Human Resources Officer
Unity Technologies SF

I acknowledge and agree to the terms of the above sign-on bonus agreement:
_____________________
Carol Carpenter
Employee